January 26th, 2026

Lee Brading
700 Nicollet Mall, Suite 640
Minneapolis, MN, 55402

Dear Lee,

Sezzle Inc., a Delaware corporation (the “Company”), is pleased to offer you the terms of employment described below. These revised terms supersede the corresponding terms in your offer letter signed December 22nd, 2020 and will take effect on February 1st, 2026 (the “Effective Date”). All other provisions of your original offer letter shall remain in full force and effect.

1.Position.
On behalf of Sezzle Inc. (the "Company"), we are pleased to offer you the position of Chief Financial Officer (CFO), starting on February 1st, 2026 and reporting to Charles Youakim.

2.Compensation and Employee Benefits.
You will be paid a starting wage at the rate of $450,000 gross per year, payable on the Company’s regular payroll dates. All benefits are described in the Sezzle People Operations Policies Guide and are continued as-is.

3.Profit Sharing Incentive Plan.
There is no better investment than our team. Sezzle's profit sharing incentive program (PSIP), also known as our annual profit sharing "bonus," rewards eligible employees for both company performance and individual contributions for meeting business objectives. You are eligible for an annual PSIP plan of up to 50% of your base salary, which is calculated based on company and personal performance and prorated based on start date.

Sezzle Inc. 700 Nicollet Mall, Suite 640, Minneapolis, MN 55402

4.Equity Grant.
Subject to the approval of the Company’s Board of Directors, you will be granted 29,976 Restricted Stock Units (USD 2,000,000 divided by the closing price of January 21st, 2026 of USD 66,72). Each RSU shall be deemed to be the equivalent of one share of the Company’s common stock upon vesting. The RSUs will be granted on the first available day of the open trading window in March 2026. The RSUs will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan (“Plan”) and the applicable equity grant agreement, which you will be required to sign. Your RSUs will vest over a four-year period starting on the vesting commencement date. Twenty-five percent (25%) of the RSUs will vest on the 12-month anniversary of your vesting commencement date. The remaining balance will vest quarterly thereafter during your continuous service with the Company, as described in the Plan and applicable equity grant agreement. Your RSUs are subject to our Securities Trading Policy, which will be provided to you for review. You should consult with your own tax advisor concerning the tax implications associated with accepting RSUs.

5.Term of Employment.
You shall be employed by the Company indefinitely, except that, subject to the remaining provisions of this paragraph, the employment relationship may be terminated:
(a) at any time upon written agreement between yourself and the
Company;
(b) by the Company immediately and without prior notice upon a
Termination for Cause;
(c) immediately upon your death or a Permanent Disability (as defined below);
(d) by the Company, other than a Termination for Cause, with advance written notice of at least 6 months; or
(e) by yourself, with advance written notice of at least 6 months.

A. Termination for Cause. Notwithstanding any other provision in this letter, your employment relationship will end immediately upon a Termination for Cause. Termination for Cause will exist if the Company terminates the employment relationship due to: (i) materially dishonest or disparaging statements or acts by you pertaining to your employment and causing the Company to incur material damage, loss, or other harm; (ii) your failure or refusal to perform adequately your duties and
Sezzle Inc. 700 Nicollet Mall, Suite 640, Minneapolis, MN 55402

responsibilities or comply with any valid and legal directive; (iii) a material violation by you of any applicable policies or rules; (iv) your negligence or willful misconduct in connection with your employment causing the Company to incur material damage, loss, or other harm; or (v) a material breach by you of your obligations under this letter or any Fair Competition Agreement. In the event of a Termination for Cause, you shall be entitled to your salary only through your final date of employment, and you shall not be entitled to compensation for any portion of the Notice Period.

B. Notice Period. In the event the Company provides you with written notice of termination as set forth above, except in the event of a Termination for Cause, the Company may decide, in its sole discretion, to:
(a) elect to make payment to you in lieu of notice instead of requiring or permitting you to work for part, or all, of the notice period, in which case your employment ends at the time elected; or
(b) remove any or all of your job duties and authority during the Notice
Period, with the understanding that you shall nevertheless receive your regular compensation through the conclusion of the Notice Period (“Notice
Period Compensation”).

C. Release Agreement. In exchange for any Notice Period
Compensation, the Company may require you to accept and enter into a release agreement, in a form acceptable to the Company, that releases any claims or causes of action you may have against the Company and certain affiliated individuals and entities.

D. Permanent Disability. A “Permanent Disability” will exist if you, because of accident, disability, or physical or mental illness, become incapable either on an indefinite basis or for a period amounting in the aggregate to 90 days within any one period of 365 days of performing your key duties to the Company or any Company- Related Party, as determined by a licensed physician reasonably selected by the Company’s CEO. The physician’s determination that you have a Permanent Disability will be final and binding for purposes of determining the rights and obligations of you and the Company under this Agreement.

Sezzle Inc. 700 Nicollet Mall, Suite 640, Minneapolis, MN 55402

6. Outside Activities.
While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company, and you shall comply with the terms of any Fair Competition Agreement.

7. Taxes, Withholding and Required Deductions.
All forms of compensation or benefits referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

8. Miscellaneous.
(a) Company Policies. In addition to the obligations set forth in this letter, you will be responsible for following all applicable Company rules, policies, and procedures. The Company shall make such rules, policies, and procedures available to you in writing.
(b) Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of Delaware, without giving effect to principles of conflicts of law.
(c) Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and, except as noted below, supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof (including, but not limited to, by superseding the terms of any prior offer letter between you and the Company). Notwithstanding the foregoing in this subparagraph, this letter shall not alter or supersede the terms of any Indemnification Agreement between you and the Company or, as set forth further above, the terms of any Fair Competition Agreement between you and the Company. The terms and conditions of this letter may not be changed other than by an express written agreement signed by you and executed by the Company.
(d) Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
Sezzle Inc. 700 Nicollet Mall, Suite 640, Minneapolis, MN 55402

(e) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

SEZZLE INC. By: Charles G. Youakim Title: Chief Executive Officer Date:	ACCEPTED AND AGREED TO BY: Lee Brading Date:

Sezzle Inc. 700 Nicollet Mall, Suite 640, Minneapolis, MN 55402